EXHIBIT 99.1

                               FOR IMMEDIATE RELEASE

                               Media Contact:    Emory Epperson
                                                 (714) 727-7958
                               Analyst Contact:  Janine Whittington
                                                 (714) 727-7780

                        AST REPORTS FIRST QUARTER RESULTS

IRVINE, Calif., Nov. 2, 1995 -- AST Research, Inc. (ASTA-NASDAQ) today announced revenues of $403.4 million for the first quarter of fiscal year 1996, ended Sept. 30, 1995. This compares to revenues of $495.4 million recorded during the prior year period. The revenue decline was primarily due to significantly lower domestic sales and partially offset by sales growth in international markets, particularly in the Asia Pacific region.

     The company reported a net loss of $96.4 million, or net loss per share of $2.36 for the first quarter fiscal year 1996, compared to a net loss of $39.4 million and net loss per share of $1.22 recorded during the prior year period.

     In a separate announcement, the company also named computer industry veteran Ian Diery as president, chief executive officer and a board member.

     The company also announced that Samsung and AST have entered into a letter of intent pursuant to which Samsung will provide certain additional support to AST. The arrangements include, among other things, credit support of up to $100 million through Nov. 30, 1996 and a significant increase in AST's vendor line with Samsung. The letter of intent contemplates that in connection with the arrangements, and upon reaching certain other support targets, Samsung's interest in AST would increase to as much as 49.9 percent and Samsung would appoint two additional directors to the AST board. As a result, the Samsung-designated directors would represent a majority of the AST board. In addition, the parties agreed to negotiate further support arrangements under which Samsung's interest could increase to as much as 60 percent. The support transactions are subject to definitive documentation and to certain conditions and approvals. "Disappointing first quarter results were caused by lower than anticipated sales in the North American marketplace and seasonal softness in Europe, which were further impacted by downward industry pricing actions and delays in some new product shipments," said Safi Qureshey, AST chairman. "We have thoroughly analyzed the issues facing AST. Our turnaround plan, which will be led by Ian Diery, has been developed with a clear understanding of these issues and with substantial support from our strategic partner, Samsung Electronics."

     "We have worked with AST from the beginning in the development of its turnaround plan and are confident in the abilities of their new leadership to quickly bring about significant change," said Won S. Yang, Samsung Electronics senior executive managing director and AST board member. "Using our extensive resources, we will continue to work very closely together to support AST's efforts to improve performance and return to a market growth position."

     International sales of $211.7 million for the first quarter of fiscal year 1996 rose 28 percent over the comparable prior year period, including a 55 percent increase in the Asia Pacific region. Significant year-over-year sales gains were achieved in Japan, Singapore, China, Australia and New Zealand, as well as Denmark, Norway and France. The company also continued to expand its global presence in the consumer retail market in the Europe and Asia/Pacific regions.

     The company recorded revenues in the Americas of $191.7 million, representing a 42 percent decrease from sales achieved during the first quarter of fiscal year 1995. The decline was primarily due to slower demand, increased pricing pressures and heightened competition in the domestic retail sector of the market.

     During the first quarter of fiscal year 1996, AST shipped 245,000 units, including 213,000 desktops and servers and 32,000 notebooks, compared with 246,000 desktops and servers and 63,000 notebooks shipped during the prior year period.

BALANCE SHEET SUMMARY

     At Sept. 30, 1995, total cash and cash equivalents were $135.3 million, with no short-term borrowings. Total inventory was $349.2 million, up from $311.5 million at July 1, 1995 and represented inventory turns of 4.7. Accounts receivable totaled $282.0 million, which represented 63 days sales outstanding.

CORPORATE BACKGROUND

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops PC products ranging from portable systems to superservers sold in more than 100 countries worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
                                      # # #



                               AST RESEARCH, INC.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                  September 30,   July 1,
                                                      1995         1995
                                                   (Unaudited)

Assets:
 Cash and cash equivalents                       $  135,326   $   95,825
 Accounts receivable, net                           281,964      394,927
 Inventories                                        349,223      311,469
 Other current assets                                47,550       38,911

  Total current assets                              814,063      841,132

 Property and equipment, net                         99,353      101,255
 Other assets                                        78,328       79,114

  Total assets                                   $  991,744   $1,021,501


Liabilities and shareholders' equity:

 Current liabilities                             $  456,795   $  534,260
 Long-term debt                                     122,518      219,224
 Other non-current liabilities                        4,583        4,779

  Total liabilities                                 583,896      758,263

 Common stock and additional capital                383,524      142,532
 Retained earnings                                   24,324      120,706

  Total shareholders' equity                        407,848      263,238

  Total liabilities and shareholder equity       $  991,744   $1,021,501



                               AST RESEARCH, INC.
                 Condensed Consolidated Statements of Operations
                     In thousands, except per share amounts)

                                                   Quarter Ended
                                                    (Unaudited)

                                              September 30,  October 1,
                                                  1995          1994
Net sales                                     $   403,357  $   495,446

Cost of sales                                     410,126      458,147

     Gross profit                                  (6,769)      37,299

Selling and marketing                              51,302       51,865

General and administrative                         23,891       21,369

Engineering and development                         9,566        9,902

     Operating loss                               (91,528)     (45,837)

Other income (expense), net                        (4,854)      (3,115)

     Loss before taxes                            (96,382)     (48,952)

Benefit for taxes                                       -       (9,546)

Net loss                                      $   (96,382) $   (39,406)



Net loss per share                            $     (2.36) $     (1.22)


Shares used in computing net loss per share        40,762       32,346



                               AST RESEARCH, INC.
                        Computation of Net Loss per Share
                    (In thousands, except per share amounts)

                                                Quarter Ended
                                                 (Unaudited)

                                            September 30, October 1,
                                               1995         1994
Shares used in computing primary
 loss per share:
  Weighted average shares of
   common stock outstanding                     40,762      32,346
  Effect of stock options treated as
   common stock equivalents under
   the treasury stock method                        -            -

Weighted average common and common
 equivalent shares outstanding                  40,762      32,346


Net loss                                   $   (96,382) $  (39,406)


Net loss per share - primary (F1)          $     (2.36) $    (1.22)


<F1>
    Fully diluted per share information is not presented as such amounts are anti-dilutive.